Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Bannix Acquisition Corp.

We hereby consent to the inclusion in the Registration Statement of Bannix Acquisition Corp. (the “Company”) on Amendment No. 4 to Form S-1 of our report dated July 16, 2021 (except for Note 8 as to which the date is August 30 , 2021) on our audit of the financial statements of the Company as of June 21, 2021 and for the period from January 21, 2021 (inception) through June 21, 2021, which includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern, which report appears in the Prospectus, which is part of this registration statement. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Certified Public Accountants
Saddle Brook, New Jersey
August 30 , 2021